EXHIBIT 99.1

                                  Press Release

  Penn Octane Corporation Announces Appointment Of New Chief Executive Officer

                  Company Implements Steps To Improve Cash Flow


PALM DESERT, CA - JUNE 28, 2005. Penn Octane Corporation (NASDAQ: POCC), a supplier of LPG for distribution to Northeast Mexico, announced today that Charles C. Handly was appointed as President and Chief Executive Officer of Penn Octane effective June 23, 2005. Mr. Handly replaces Richard Shore, Jr. who resigned from all positions with Penn Octane on June 22, 2005. Mr. Handly, has served as an executive officer of Penn Octane since August 2002. Before joining Penn Octane, Mr. Handly worked at Exxon Corporation (now Exxon Mobil Corporation) for 38 years. Based on his extensive experience, Mr. Handly is expected to provide the requisite leadership for Penn Octane as it seeks to implement steps to improve cash flows. These steps may include reduction of operating costs, restructuring of certain obligations, and raising additional debt and/or equity capital. Under Mr. Handly's leadership, Penn Octane is also actively pursuing discussions regarding a possible sale of all or a portion its LPG assets.

In its Form 8-K filed with the Securities and Exchange Commission on June 9, 2005, Penn Octane described its expected operating cash shortfalls during the summer months of 2005 in connection with the new agreement between its affiliate, Rio Vista Energy Partners L.P. ("Rio Vista") and P.M.I. Trading Limited ("PMI") for sales of liquefied petroleum gas ("LPG") for the period June 4, 2005 through March 31, 2006. This agreement provides the Company with greater certainty regarding future volume commitments than during the previous 14 months when the Company was operating on month to month arrangements (other than the period January 2005 through March 2005 when there was a three month arrangement). Any additional volumes of LPG purchased by PMI over minimum contract volumes described in the Form 8-K would generate additional cash flow to Penn Octane. In addition, the volume commitments during the winter periods are expected to provide Penn Octane with positive operating cash flow.


About  Penn  Octane  Corporation

Penn  Octane historically has been a leading supplier of Liquefied Petroleum Gas
(LPG) to Northeastern Mexico until the recent transfer of its physical assets to Rio Vista Energy Partners L.P. (Rio Vista). Penn Octane continues to lease a 132-mile, six-inch pipeline which connects from a gas plant in Kleberg County, Texas, to its terminal facility in Brownsville, Texas. The Brownsville terminal facility was recently transferred to Rio Vista. Penn Octane supplies Rio Vista with all of the LPG which Rio Vista supplies to Northeastern Mexico. Penn Octane also utilizes a 12-inch propane pipeline which connects certain refineries and other supply sources in Corpus Christi, Texas, to the gas plant in Kleberg County. Penn Octane's network is further enhanced by 155 miles of pipeline owned by Seadrift Pipeline Corporation that Penn Octane has the ability to access to transport LPG to and from Markham, Texas, that enhances Penn Octane's ability to deliver LPG to Rio Vista for potential further


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distribution  to  Northeastern Mexico. Penn Octane has recently begun operations of its gasoline and diesel fuel reseller business. By allocating portions of certain pipeline and terminal space located in California, Arizona, Nevada and Texas to Penn Octane, Penn Octane is able to sell gasoline and diesel fuel at rack loading terminals and through bulk and transactional exchanges.

Forward-Looking  Statements

Certain of the statements in this news release are forward-looking statements, including statements regarding efforts to improve of cash flows, reduction of operating costs, restructuring of certain obligations, raising additional debt and/or equity capital, exploring alternatives regarding a possible sale of assets, future LPG volumes, and prospects for the LPG business and the gasoline and diesel fuel reseller business. Although these statements reflect Penn Octane's beliefs, they are subject to uncertainties and risks that could cause actual results to differ materially from expectations. These risks include lower than expected demand and reduced margins for Penn Octane's products and the ability of Penn Octane to continue to receive allocation of pipeline and terminal space. There is no assurance that Penn Octane's cost reduction measures will be adequate or that a sale of assets can be completed on terms satisfactory to Penn Octane, if at all. In addition, there is a risk that Penn Octane may not be able to obtain adequate financing to finance the purchase of its products. If Penn Octane is not able to obtain adequate financing or to continue to generate sales of its products at profitable levels, Penn Octane would suffer material adverse consequences to its LPG and/or Fuel Sales business which would adversely impact Penn Octane's financial condition and results of operations. Additional information regarding risks affecting Penn Octane's business may be found in Penn Octane's most recent reports on Form 8-K, Form 10-Q and Form 10-K and Rio Vista's Form 10-Q, Form 10-K and Form 10 filed with the Securities and Exchange Commission.

________________________________________
Contact:
     Penn  Octane  Corporation
     Charles C. Handly / Ian T. Bothwell, 760-772-9080 or
     CEOcast,  Inc.  for  Penn  Octane  Corporation
     Ed  Lewis,  212-732-4300